Exhibit 21.1

Subsidiaries of ConnectM Technology Solutions, Inc.

Name of Subsidiary	State of Incorporation or Jurisdiction of Organization	Doing Business As
ConnectM Operations, Inc. (f/k/a ConnectM Technology Solutions Inc.)	Delaware	ConnectM Operations, Inc.

ConnectM Technology Solutions Private Limited	India	ConnectM Technology Solutions Private Limited

Aurai LLC (f/k/a ConnectM Technology Services, LLC)	Massachusetts	Keen Home

Designed Temperatures LLC	Massachusetts	Designed Temperatures LLC

ConnectM Babione LLC	Florida	Babione’s Air Conditioning & Cooling

ConnectM Florida RE LLC	Florida	ConnectM Florida RE LLC

Absolutely Cool Air Conditioning LLC	Florida	Absolutely Cool Air Conditioning LLC

Cazeault Solar & Home LLC	Massachusetts	Cazeault Solar & Home LLC

Bourque Heating & Cooling Co., Inc.	Massachusetts	Bourque Heating & Cooling Co., Inc.

B&L Equipment, LLC	Massachusetts	B&L Equipment, LLC

AirFlow Service Company	Virginia	AirFlow Service Company

Blue Sky Electric, Inc.	Massachusetts	Blue Sky Electric, Inc.

Florida Solar Products, Inc.	Florida	Solar Energy Systems

Keen Energy Technologies LLC	Texas	Keen Energy Technologies LLC